EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Annaly Mortgage Management, Inc. on Form S-4 of our report relating to Fixed Income Discount Advisory Company dated March 5, 2004, appearing in this Registration Statement.

We also consent to the references to us under the heading "Proposed Acquisition of FIDAC by Annaly," "Notice of Annual Meeting of Annaly Stockholders," "Questions and Answers About the Annual Meeting," "Purpose of the Annual Meeting," "Quorum; Effect of Abstention and Broker "Non-Votes," "Voting," "The Audit Committee," "Ratification of Appointment of Independent Auditors," "Exhibits" and "Experts" in this Registration Statement.

/s/ Deloitte & Touche LLP

March 9, 2004